Exhibit 99.2

99¢ Only Stores Appoints New Board Members - Jennifer Holden Dunbar, Peter Woo and Howard Gold - and Reports that Director Tom Unterman will not Stand for Re-Election.

    City of Commerce, Calif.—August 2, 2006--99¢ Only Stores® (NYSE:NDN) announced the appointment of Jennifer Holden Dunbar, Peter Woo and Howard Gold to its Board of Directors, effective August 23, 2006. Additionally, the Company announced that Tom Unterman will not stand for re-election to its Board at its next annual shareholder meeting due to outside commitments.

    Jennifer Holden Dunbar has served as a director of Big 5 Sporting Goods Corp. (NASDAQ:BGFV) since February 2004, as well as from 1992 to 1997. Ms. Dunbar currently serves as Principal, Co-Founder and Managing Director of Dunbar Partners, LLC, an investment/advisory firm. From 1994 to 1998, Ms. Dunbar was a partner of Leonard Green & Partners, L.P., a private equity firm, which she joined in 1989. During the 1990s, Ms. Dunbar served as a director for several public companies including Thrifty Payless, Inc. (NYSE), Kash n’ Karry Food Stores, Inc. (NASDAQ) and Gart Sports Company (NASDAQ).

    Peter Woo is a founder, co-owner and President of Megatoys, Inc., a toy and general merchandise manufacturer and import/export company headquartered in Los Angeles. Megatoys operates buying, logistics and export facilities in Hong Kong and mainland China, as well as warehouse and distribution facilities in the U.S. Mr. Woo helped lead the real estate development of ten downtown city blocks transforming it into the Los Angeles “toy district” and has served as an advisor on international trade to the City of Los Angeles.

    Howard Gold, EVP for Special Projects of 99¢ Only Stores, has been an executive with the Company for over twenty years. He is the son of David Gold, the Company’s founder and Chairman of its Board of Directors.

    CEO Eric Schiffer said, "We are delighted to welcome Jennifer Holden Dunbar and Peter Woo to our Board, as well as Howard Gold back to our Board. Their depth and breadth of experience in the retail and other relevant industries will make each of them important contributors to the Company’s future. We thank Tom Unterman for his invaluable advice and guidance during his service as a director of our company, and we all wish him well.”

    99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 239 retail stores in California, Texas, Arizona and Nevada and a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

    Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at http://www.99only.com.

Contact: 99¢ Only Stores®, City of Commerce, California, Rob Kautz, CFO, 323-881-1293.